Exhibit 10.4

NOTE 1

$546,000.00	Payable at Naples, Florida
Effective February __, 2013

FOR VALUE RECEIVED, the undersigned, Innovative Food Holdings, Inc., a Florida corporation (herein “Borrower”), promises to pay in lawful money of the United States of America to Fifth Third Bank, an Ohio banking corporation (herein “Lender”) or other holder of this Note, at 999 Vanderbilt Beach Road, 7th Floor, Naples, FL 34108, or such other place as the holder hereof may direct in writing, the principal sum of Five Hundred Forty Six Thousand and 00/100 ($546,000.00) Dollars, or such lesser amount as may be outstanding pursuant to the Loan Agreement dated of even date, as the same may be amended or restated from time to time (herein “Loan Agreement” (capitalized terms not otherwise defined in this Note shall have the definitions ascribed to them under the Loan Agreement)) together with all accrued and unpaid interest thereon.

A.  Interest shall accrue at 3.0% above the LIBOR Rate. “LIBOR Rate” means rate per annum effective on any Interest Rate Determination Date, which is equal to the quotient of: (a) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Lender, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2) business days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Lender to be the rate at which U.S. dollar deposits for the Interest Period are offered to Lender in the London Inter-Bank Market as of 11:00 a.m. (London, England time), on the day that is two (2) business days prior to the Interest Rate Determination Date, divided by (ii) the percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal in effect on any day to which Lender is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

B.  The Interest Rate Determination Date shall be the 1st day of each month.

C.  Interest at the RATE set forth above, unless otherwise indicated, will be calculated on the basis of the 360 day per year method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest calculation period.

D.  Notwithstanding any other provision contained in this Note, the Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other fees or charges in excess of the maximum amount permitted by applicable law.  Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of the Lender.

E.  Borrower agrees to pay said principal, and all accrued and unpaid interest thereon as follows:

1.  Beginning on March ___, 2013, and continuing on the ________th  day of each succeeding month thereafter until the Maturity Date, Borrower shall pay all accrued interest.

Note 1 in Favor of Fifth Third Bank, an Ohio banking corporation

2.  Borrower shall make monthly payments of principal in the amount of $4,550.00 beginning on March __, 2013, and continuing on the _________th    day of each succeeding month thereafter until the Maturity Date.

3.  The entire principal balance and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date of February ____, 2018, unless sooner accelerated following a Default (as defined herein).

F.  Borrower shall be in default under this Note (herein “Default”) upon the happening of any of the following events, circumstances or conditions; namely:

1.  Default in the payment when due of any principal or interest under this Note.

2.  Any other Event of Default under the Loan Agreement which continues beyond any applicable notice and cure period.

In the event of such Default, the entire amount of this Note shall become due and payable at the election of the holder and all such sums shall bear interest at the Default Rate as defined in the Loan Agreement.  Failure to precipitate for Default shall not estop the right to assert for subsequent Defaults.

G.  The use of the masculine pronoun herein shall include the feminine and neuter and also the plural.  If any provision of this instrument shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

H.  If any payment is not paid within ten (10) days of the Due Date, undersigned agrees to pay to Lender a late payment fee as provided for in the Loan Agreement.

I.  Interest not paid when due shall bear interest.

J.  Should it become necessary to collect this Note through an attorney, all parties hereto, whether maker, endorser, surety or guarantor each severally agree to pay all costs of collecting this Note, including a reasonable attorney's fee, whether at trial, at any appellate level, or in any bankruptcy proceeding, whether collected by suit or otherwise. As used herein, attorney's fees shall include a separate award for paralegal or legal assistants’ fees.

K.  Borrower waives presentment for payment, protest and notice of protest and non-payment of this Note, and consents that this Note or any part hereof may be extended without further notice.

L.  Where the context requires, the singular shall include the plural and the plural the singular, and any one gender shall include all genders.

M. Borrower waives its right to a jury trial of any claim or cause of action based upon or arising out of this Note, and/or the transactions contemplated by this Note, or any dealings between Borrower and Lender.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.

Note 1 in Favor of Fifth Third Bank, an Ohio banking corporation

Borrower acknowledges that this waiver is a material inducement to Lender to loan money to Borrower.

N.  Any judgment rendered on this Note shall bear interest at the highest rate of interest permitted pursuant to Chapter 687, Florida Statutes.

O.  This Note is secured by a Mortgage on real estate in Lee County Florida upon which documentary stamp taxes were paid and secured by the other Security Instruments as defined in the Loan Agreement.

Innovative Food Holdings, Inc., a Florida corporation By: Justin Wiernasz, its President

Note 1 in Favor of Fifth Third Bank, an Ohio banking corporation